                                                                Exhibit 99.1

For Immediate Release
May 5, 2005

            NORDSTROM APRIL SAME-STORE SALES INCREASE 6.9 PERCENT
            -----------------------------------------------------

SEATTLE - May 5, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $531.7 million for the four-week period ending April 30, 2005, an increase of 8.1 percent compared to sales of $491.7 million for the four-week period ending May 1, 2004. Same-store sales increased 6.9 percent (1).

Preliminary first quarter sales of $1.7 billion increased 7.7 percent compared to 2004 first quarter sales of $1.5 billion. First quarter same-store sales increased 6.2 percent.

SALES RECORDING
To hear Nordstrom's prerecorded April sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
April                $531.7       $491.7        8.1%        6.9%        4.7%    19.4%
First Quarter      $1,654.4     $1,535.5        7.7%        6.2%        4.6%    17.5%

Number of stores
 Full-line              95           93
 Rack and other         56           56
 International
 Faconnable
  boutiques             31           31
                       ---          ---
     Total             182          180

Gross square
 footage         19,550,000  19,289,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:
            First Quarter Earnings              Tues., May 17, 2005
            Shareholder Meeting                 Tues., May 24, 2005
            May Sales Release                   Thurs., June 2, 2005
            June Sales Release                  Thurs., July 7, 2005
            July Sales Release                  Thurs., Aug. 4, 2005

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 151 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 95 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.
Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Deniz Anders, 206-373-3038


(1) Effective February 2005, Nordstrom Direct sales, which include catalog and Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.